Exhibit 99.1

LianBio Confirms Receipt of Unsolicited Proposal from Concentra Biosciences

SHANGHAI, China and PRINCETON, N.J., Dec. 1, 2023 - The Board of Directors (the “Board”) of LianBio (NASDAQ: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today confirmed that Concentra Biosciences, LLC (“Concentra”), of which Tang Capital Partners, LP is the controlling shareholder, has made an unsolicited and non-binding proposal (the “Proposal”) to acquire 100% of the equity of LianBio. According to the Schedule 13D filed on November 30, 2023 with the U.S. Securities and Exchange Commission (“SEC”) disclosing the Proposal, Tang Capital1 is currently approximately an 8.6% shareholder of LianBio.
The Proposal consists of $4.30 in cash per share plus a contingent value right representing the right to receive 80% of the net proceeds payable from any license or disposition of LianBio’s programs. The Proposal is subject to limited confirmatory due diligence and is based on the availability of at least $515 million of cash and cash equivalents at closing, net of any residual liabilities and closing costs.
The Board is committed to acting in the best interests of all shareholders, consistent with its fiduciary duties. A further announcement will be made in due course.
About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to historically underserved patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across oncology, ophthalmology, and inflammatory disease indications. LianBio is establishing an international infrastructure to position the Company as a partner of choice with a platform to provide access to China and other Asian markets. For more information, please visit www.lianbio.com.
Cautionary Note Regarding Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements. The words “will,” “further,” “potential,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include, but are not limited to, statement concerning further announcement. Actual events or results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the determinations made by the Board following its evaluation of the Proposal; the results of discussions with Concentra; changes in the proposal from Concentra; risks related to the diverting of management’s attention from LianBio’s ongoing business operations; general market conditions; the impact of changing laws and regulations and those risks and uncertainties described in LianBio’s filings with the U.S. Securities and Exchange Commission (SEC), including LianBio’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and LianBio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers should not rely upon this information as current or accurate after this publication date.

1 Includes Tang Capital Partners, LP, Tang Capital Management, LLC and Kevin Tang.

For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: +1 646 655 8390
For media inquiries, please contact:
Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: +1 619 849 5378